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                                                                 Exhibit 99

Analyst contact:
Dennis E. McDaniel
Vice President and Controller
513-603-2197
dennis.mcdaniel@ocas.com

Media contact:
Cindy L. Denney
Assistant Vice President, Corporate Communications
513-603-2074 (ofc.), 513-703-7372 (cell)
cindy.denney@ocas.com


For Immediate Release


                           OHIO CASUALTY CORPORATION
              ANNOUNCES RANGE OF EXPECTED FIRST QUARTER EARNINGS


FAIRFIELD, Ohio, April 25, 2003 --- Ohio Casualty Corporation (Nasdaq:OCAS) today announced that it expects to report net income per share of $0.31 to $0.35 for the first quarter 2003. This net income per share estimate includes approximately $0.21 per share for after-tax realized capital gains on investments.

Catastrophe losses for the first quarter 2003 are approximately $10.7 million before tax and are expected to negatively impact net income by approximately $0.11 per share. Increased assessments for workers' compensation residual market pools also negatively impacted the quarter and New Jersey personal auto business continued to negatively impact results. In addition, premium revenues were lower than expected which adds upward pressure on the underwriting expense ratio of underwriting expenses to premiums written. Net premiums written decreased approximately 6.0% compared to the first quarter 2002 due primarily to the withdrawal from the New Jersey personal auto market and other selected personal lines markets. Renewal price increases continue to be at double-digit levels for commercial and specialty lines business. Losses and loss adjustment expenses for prior accident years for all operating segments combined had a minimal impact on results for the quarter.

The Corporation plans to release first quarter 2003 earnings on Thursday, May 8, 2003 after the close of trading on the NASDAQ Stock Market. The Corporation will conduct a conference call to discuss information included in this news release and related matters at 9:30 a.m. EST on Friday, May 9, 2003. The conference call will be Webcast simultaneously in a listen only mode via Investor Broadcast Network's Vcall Website,


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located at http://www.vcall.com.  To listen to the live call, please go to the Website at least fifteen minutes early to register, download and install any necessary audio software. There is no charge to access the call.


Corporate Profile
Ohio Casualty Corporation is the holding company of The Ohio Casualty Insurance Company, which is one of six property-casualty subsidiary companies that make up Ohio Casualty Group. The Ohio Casualty Insurance Company was founded in 1919 and is licensed in 49 states. Ohio Casualty Group is ranked 40th among U.S. property/casualty insurance groups based on net premiums written (Best's Review, July 2002). The Group's member companies write auto, home and business insurance. Ohio Casualty Corporation trades on the NASDAQ Stock Market under the symbol OCAS and had assets of approximately $4.8 billion as of December 31, 2002.

Ohio Casualty Corporation publishes forward-looking statements relating to such matters as anticipated financial performance, business prospects and plans, regulatory developments and similar matters. The statements contained in this news release that are not historical information, are forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a safe harbor under the Securities Act of 1933 and the Securities Exchange Act of 1934 for forward-looking statements. The operations, performance and development of the Corporation's business are subject to risks and uncertainties, which may cause actual results to differ materially from those contained in or supported by the forward looking statements in this release. The risks and uncertainties that may affect the operations, performance, development and results of the Corporation's business include the following: changes in property and casualty reserves; catastrophe losses; premium and investment growth; product pricing environment; availability of credit; changes in government regulation; performance of financial markets; fluctuations in interest rates; availability and pricing of reinsurance; litigation and administrative proceedings; rating agency actions; acts of war and terrorist activities; ability of Ohio Casualty to retain business acquired from the Great American Insurance Company; ability to achieve targeted expense savings; ability to achieve premium targets and profitability goals; and general economic and market conditions.

Ohio Casualty Corporation undertakes no obligation to publicly release any revisions to the forward-looking statements contained in this release, or to update them to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of unanticipated events. Investors are also advised to consult any further disclosures made on related subjects in the Company's reports filed with the Securities and Exchange Commission or in subsequent press releases.